UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) November 10, 2015
AXALTA COATING SYSTEMS LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36733	98-1073028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, Pennsylvania 19103
(Address of principal executive offices)    (Zip Code)

(855) 547-1461
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 10, 2015, the Compensation Committee of the Board of Directors of Axalta Coating Systems Ltd. (the “Company”) authorized the Company to enter into an Executive Restrictive Covenant and Severance Agreement (collectively, the “Agreements”) in an approved form with each of the Company’s named executive officers. The Agreements are intended to replace the individual employment agreements entered into between the Company and each named executive officer at the time of hire prior to the Company’s initial public offering. Those original employment agreements were negotiated individually and the terms and conditions vary among the named executive officers. The new Agreements are intended to standardize the various terms and conditions among the named executive officers, including the restrictive covenants and severance practices for the named executive officers. In particular, the Agreements tie the length of the non-competition and non-solicitation periods to the amount of severance benefit a named executive officer is entitled to receive.
The restrictive covenants in the Agreements, among other things, prohibit the executives from competing with the Company for a period of 12-24 months following the termination of the executive’s employment or soliciting the Company’s customers or employees for a period of 18-24 months following termination. In addition, the Agreements contain non-disparagement, confidentiality and assignment of inventions provisions for the benefit of the Company.
The Agreements provide that, upon the termination of the executive’s employment without cause or the resignation of employment by the executive for good reason (each a “Qualifying Termination”), the executive generally will be entitled to, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants, (i) severance payments equal to one to two times executive’s annual base salary; (ii) additional severance payments equal to the greater of (x) one to two times the applicable annual bonus earned by the executive or (y) an additional 0.6 to two times executive’s annual base salary; (iii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by executive for the year prior to the year of termination; and (iv) an amount equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 12-24 months after the termination date.
If a Qualifying Termination occurs within two years after a change in control of the Company, the Agreements provide that the executive will be entitled to, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants, in lieu of the amounts above, (i) severance payments equal to two to three times executive’s annual base salary; (ii) severance payments equal to two to three times executive’s target annual bonus amount, (iii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by executive for the year prior to the year of termination; (iv) an amount equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 24-36 months after the termination date; and (v) accelerated vesting of all unvested equity or equity-based awards, provided that, unless a provision more favorable to the executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions will only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.
The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and other vested benefits to which the executive is entitled under the Company’s benefit plans and arrangements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXALTA COATING SYSTEMS LTD.

Date:	November 17, 2015	By:	/s/ Michael F. Finn
Michael F. Finn
Senior Vice President, General Counsel and Corporate Secretary